Exhibit 99.1

Press Release

Information for Investors:	Information for Media:

Kirk Larsen	Michelle Kersch
Black Knight Financial Services, Inc.	Black Knight Financial Services, Inc.
904.527.4470	904.854.5043
kirk.larsen@bkfs.com	michelle.kersch@bkfs.com

Black Knight Financial Services Reports Fourth Quarter and Full Year 2016
Financial Results

Full Year 2016

•	Revenues increased 10% to $1,026.0 million, and Adjusted Revenues increased 10% to $1,033.3 million

•	Net Earnings Attributable to Black Knight Financial Services, Inc. of $45.8 million, or $0.67 per diluted share, and Adjusted Net Earnings of $175.4 million, or $1.15 per diluted share

•	Adjusted EBITDA increased 12% to $463.1 million, with an Adjusted EBITDA Margin of 44.8%

Fourth Quarter 2016

•	Revenues increased 10% to $261.5 million, and Adjusted Revenues increased 10% to $263.0 million

•	Net Earnings Attributable to Black Knight Financial Services, Inc. of $11.8 million, or $0.17 per diluted share, and Adjusted Net Earnings of $45.2 million, or $0.30 per diluted share

•	Adjusted EBITDA increased 8% to $116.7 million, with an Adjusted EBITDA Margin of 44.4%

JACKSONVILLE, Fla. - February 1, 2017 - Black Knight Financial Services, Inc. (NYSE: BKFS), a leading provider of technology, data and analytics solutions to the nation's top mortgage lenders and servicers, today announced financial results for the fourth quarter and year ended December 31, 2016.

Revenues for the year ended December 31, 2016 increased 10% to $1,026.0 million from $930.7 million in the prior year. Net earnings attributable to Black Knight Financial Services, Inc. for the year ended December 31, 2016 were $45.8 million, or $0.67 per diluted share, compared to $20.0 million in the prior year.

Adjusted Revenues for the year ended December 31, 2016 increased 10% to $1,033.3 million from $940.3 million in the prior year. Adjusted Net Earnings for the year ended December 31, 2016 increased 16% to $175.4 million, or $1.15 per diluted share, compared to Pro Forma Adjusted Net Earnings of $151.4 million in the prior year.

Adjusted EBITDA for the year ended December 31, 2016 increased 12% to $463.1 million from $413.5 million in the prior year. Adjusted EBITDA Margin was 44.8% compared to 44.0% in the prior year.

Commenting on the results, Black Knight Executive Chairman Bill Foley said, “2016 was an exceptional year for Black Knight as we delivered strong results that exceeded the expectations that we had outlined at the beginning of the year. In addition, we continued to execute on our strategic initiatives to drive organic growth through selling to existing clients, winning new clients in existing markets and the introduction of new products. Our significant implementation pipeline, driven by new client wins such as with Bank of America, JPMorgan Chase and PNC Bank, provides us with the confidence to deliver on our expectations for 2017 and beyond.”

Black Knight President and Chief Executive Officer Tom Sanzone added, “We are pleased with the consistent strength of our results in the fourth quarter, which included Adjusted Revenues growth of 10% and Adjusted EBITDA growth of 8%. For the year, we delivered Adjusted Revenues growth of 10% and Adjusted EBITDA growth of 12%, which drove margin expansion of 80 basis points. As we begin 2017, we remain very excited about Black Knight’s strong business momentum across the enterprise.”

Revenues for the fourth quarter of 2016 increased 10% to $261.5 million from $237.8 million in the prior year quarter. Net earnings attributable to Black Knight Financial Services, Inc. for the fourth quarter of 2016 were $11.8 million, or $0.17 per diluted share, compared to $9.8 million, or $0.14 per diluted share, in the prior year quarter.

Adjusted Revenues for the fourth quarter of 2016 increased 10% to $263.0 million from $240.0 million in the prior year quarter. Adjusted Net Earnings for the fourth quarter of 2016 increased 12% to $45.2 million, or $0.30 per diluted share, compared to Adjusted Net Earnings of $40.4 million, or $0.26 per diluted share, in the prior year quarter.

Adjusted EBITDA for the fourth quarter of 2016 increased 8% to $116.7 million from $107.7 million in the prior year quarter. Adjusted EBITDA Margin was 44.4% compared to 44.9% in the prior year quarter.

Definitions of non-GAAP financial measures and the reconciliations to related GAAP measures are provided in subsequent sections of the press release narrative and supplemental schedules. Black Knight has not provided a reconciliation of forward-looking Adjusted Net Earnings Per Share and Adjusted EBITDA growth to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections of non-operating matters that may arise, as not all of the information necessary for a quantitative reconciliation is available to Black Knight without unreasonable effort.

Segment Information

Technology

Adjusted Revenues for the fourth quarter of 2016 increased 11% to $219.2 million from $197.6 million in the prior year quarter. Our servicing technology business had Adjusted Revenues growth of 10%, driven by loan growth on our servicing platform, price increases and new client wins. In our origination technology business, Adjusted Revenues growth of 17% was driven primarily by the eLynx acquisition. Adjusted EBITDA increased 13% to $124.4 million from $110.2 million, with an Adjusted EBITDA Margin of 56.8%, an increase of 100 basis points compared to the prior year quarter.

Adjusted Revenues for the year ended December 31, 2016 increased 12% to $855.8 million from $765.8 million in the prior year. Adjusted EBITDA increased 15% to $487.8 million from $424.4 million, with an Adjusted EBITDA Margin of 57.0%, an increase of 160 basis points compared to the prior year.

Data and Analytics

Adjusted Revenues for the fourth quarter of 2016 increased 4% to $43.8 million from $42.3 million in the prior year quarter driven by the Motivity Solutions acquisition, partially offset by lower upfront revenues from long-term strategic license deals in the current year quarter. Adjusted EBITDA was $4.5 million compared to $7.2 million in the prior year quarter, reflecting higher data-related costs in the current year quarter. Adjusted EBITDA Margin was 10.3% compared to 17.0% in the prior year quarter.

Adjusted Revenues for the year ended December 31, 2016 increased 2% to $177.5 million from $174.3 million in the prior year. Adjusted EBITDA was $26.5 million compared to $28.8 million in the prior year, with an Adjusted EBITDA Margin of 14.9% compared to 16.5% in the prior year.

Realignment of Property Insight

Effective January 1, 2017, Property Insight, LLC ("Property Insight"), a Black Knight subsidiary that provides information used by title insurance underwriters, title agents and closing attorneys to source and underwrite title insurance for real property sales and transfer, realigned its commercial relationship with Fidelity National Financial, Inc. ("FNF"). In connection with the realignment, Property Insight employees responsible for title plant posting and maintenance were transferred to FNF. Under the new commercial arrangement, Black Knight will continue to own the title plant technology and retain sales responsibility for third parties, other than FNF. As a result of the realignment, Black Knight will no longer recognize revenue or expense related to title plant posting and maintenance but will charge FNF a license fee for use of the technology to access and maintain the title plant data. Had the realignment taken place on January 1, 2016, Black Knight revenues and expenses would have been lower by approximately $31 million with no impact to Adjusted EBITDA.

Balance Sheet

At December 31, 2016, Black Knight had cash and cash equivalents of $133.9 million and debt of $1,570.2 million. As of December 31, 2016, Black Knight had available capacity of $350.0 million on its revolving credit facility.

Business Outlook

The following forward-looking statements reflect Black Knight’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Black Knight does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.
Black Knight’s full year 2017 outlook is as follows:

•	Revenues and Adjusted Revenues growth are expected to be in the range of 3% to 5% (6% to 8% adjusting to reflect the Property Insight realignment as if it had taken place on January 1, 2016).

•	Adjusted Net Earnings Per Share is expected to be in the range of $1.32 to $1.36 (increase of 15% to 18% compared to 2016).

•	Adjusted EBITDA growth is expected to be in the range of 10% to 12%.

Earnings Conference Call and Audio Webcast

Black Knight will host a conference call to discuss the fourth quarter and full year 2016 financial results on February 1, 2017, at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-4018, or for international callers (201) 689-8471. A replay will be available from 8:00 p.m. ET on February 1, 2017 through February 8, 2017, and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671, and entering replay passcode 13652745.

The call will also be webcast live from Black Knight's investor relations website at http://investor.bkfs.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

About Black Knight Financial Services, Inc.
Black Knight (NYSE: BKFS), is a leading provider of integrated technology, data and analytics solutions that facilitate and automate many of the business processes across the mortgage lifecycle.
Black Knight is committed to being the premier business partner that lenders and servicers rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class technology, services and insight with a relentless commitment to excellence, innovation, integrity and leadership. For more information on Black Knight, please visit www.bkfs.com.
Non-GAAP Financial Measures
This earnings release presents non-GAAP financial information, including Adjusted Revenues, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Earnings, Pro Forma Adjusted Net Earnings and Adjusted Net Earnings Per Share. These are important financial performance measures for Black Knight, but are not financial measures as defined by generally accepted accounting principles ("GAAP"). The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Black Knight uses these non-GAAP financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Black Knight believes they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making, including determining a portion of executive compensation. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.
Adjusted Revenues and Adjusted EBITDA for the Technology and Data and Analytics segments are presented in conformity with Accounting Standards Codification 280, Segment Reporting. These measures are reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For these reasons, these measures are excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K.
Adjusted Revenues - We define Adjusted Revenues as Revenues adjusted to include the revenues that were not recorded by Black Knight during the periods presented due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP. These adjustments are reflected in Corporate and Other. This adjustment for the full year 2017 is expected to be approximately $4.5 million.
Adjusted EBITDA - We define Adjusted EBITDA as Net earnings, with adjustments to reflect the addition or elimination of certain income statement items including, but not limited to (i) depreciation and amortization; (ii) interest expense; (iii) income tax expense; (iv) the deferred revenue purchase accounting adjustment recorded in accordance with GAAP; (v) equity-based compensation; (vi) charges associated with significant legal and regulatory matters; (vii) member management fees paid to FNF and THL Managers, LLC; (viii) exit costs, impairments and other charges; (ix) costs associated with debt and equity offerings; (x) acquisition-related costs; (xi) discontinued operations and (xii) other expenses, net. These adjustments are reflected in Corporate and Other.
Adjusted EBITDA Margin - Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Adjusted Revenues.
Adjusted Net Earnings and Pro Forma Adjusted Net Earnings - We define Adjusted Net Earnings as Net earnings with adjustments to reflect the addition or elimination of certain income statement items including, but not limited to, (i) adjustments to calculate Adjusted EBITDA as described above; (ii) adjustment for the net incremental depreciation and amortization adjustments associated with the application of purchase accounting; (iii) non-recurring items in Other expense, net; (iv) adjustment for income tax expense at our estimated effective tax rate, excluding noncontrolling interests; and (v) assuming the exchange of all the outstanding shares of our Class B common stock into shares of our Class A common stock, which eliminates the noncontrolling interests in Black Knight. For periods that include the results of operations prior to the third quarter of 2015, Pro Forma Adjusted Net Earnings would further include pro forma adjustments to present interest expense as if the amount of debt outstanding and applicable interest rates as a result of the debt refinancing were consistent for all periods prior to the debt refinancing.
Adjusted Net Earnings Per Share - We calculate per share amounts assuming the exchange of all shares of Class B common stock into shares of our Class A common stock at the beginning of the respective period, as well as the dilutive effect of any unvested restricted shares of Class A common stock.
Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on Black Knight management's beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Black Knight undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties that forward-looking statements are subject to include, but are not limited to: our ability to successfully achieve the conditions to and consummate the tax-free spin-off of Black Knight from FNF; electronic security breaches against our information systems; our ability to maintain and grow our relationships with our customers; changes to the laws, rules and regulations that impact our and our customers’ businesses; our ability to adapt our services to changes in technology or the marketplace; the impact of any potential defects, development delays, installation difficulties or system failures on our business and reputation; changes in general economic, business, regulatory and political conditions, particularly as they affect the mortgage industry; risks associated with the availability of data; the effects of our substantial leverage on our ability to make acquisitions and invest in our business; risks associated with our structure and status as a “controlled company;” our ability to successfully integrate strategic acquisitions; and other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

SCHEDULE I
BLACK KNIGHT FINANCIAL SERVICES, INC.
Consolidated Balance Sheets
(In millions)

	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$133.9	$186.0
Trade receivables, net	155.8	138.7
Prepaid expenses and other current assets	45.4	28.2
Receivables from related parties	4.1	7.6
Total current assets	339.2	360.5
Property and equipment, net	173.0	152.0
Computer software, net	450.0	466.5
Other intangible assets, net	299.5	330.2
Goodwill	2,303.8	2,220.1
Other non-current assets	196.5	174.4
Total assets	$3,762.0	$3,703.7

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable and other accrued liabilities	$55.2	$42.1
Accrued compensation and benefits	61.1	52.2
Current portion of long-term debt	63.4	43.5
Deferred revenues	47.4	40.4
Total current liabilities	227.1	178.2
Deferred revenues	77.3	56.2
Deferred income taxes, net	7.9	4.7
Long-term debt, net of current portion	1,506.8	1,618.0
Other non-current liabilities	3.5	1.6
Total liabilities	1,822.6	1,858.7

Equity:
Additional paid-in capital	810.8	798.9
Retained earnings	65.7	19.9
Accumulated other comprehensive loss	(0.8)	(0.1)
Total shareholders' equity	875.7	818.7
Noncontrolling interests	1,063.7	1,026.3
Total equity	1,939.4	1,845.0
Total liabilities and equity	$3,762.0	$3,703.7

SCHEDULE II
BLACK KNIGHT FINANCIAL SERVICES, INC.
Consolidated Statements of Earnings
(In millions, except per share data)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	(Unaudited)

Revenues	$261.5	$237.8	$1,026.0	$930.7

Expenses:
Operating expenses	149.2	133.3	582.6	538.2
Depreciation and amortization	54.1	50.9	208.3	194.3
Transition and integration costs	0.1	0.6	2.3	8.0
Total expenses	203.4	184.8	793.2	740.5
Operating income	58.1	53.0	232.8	190.2
Other income and expense:
Interest expense	(17.0)	(16.5)	(67.6)	(89.8)
Other expense, net	(0.2)	—	(6.4)	(4.6)
Total other expense, net	(17.2)	(16.5)	(74.0)	(94.4)
Earnings before income taxes	40.9	36.5	158.8	95.8
Income tax expense	6.6	6.4	25.8	13.4
Net earnings	34.3	30.1	133.0	82.4
Less: Net earnings attributable to noncontrolling interests	22.5	20.3	87.2	62.4
Net earnings attributable to Black Knight Financial Services, Inc.	$11.8	$9.8	$45.8	$20.0

	Three months ended December 31,		Year ended December 31, 2016	May 26, 2015 through December 31, 2015
	2016	2015
	(Unaudited)
Earnings per share
Net earnings per share attributable to Black Knight Financial Services, Inc., Class A common shareholders:
Basic	$0.18	$0.15	$0.69	$0.31
Diluted(1)	$0.17	$0.14	$0.67	$0.29
Weighted average shares of Class A common stock outstanding:
Basic	66.1	64.4	65.9	64.4
Diluted(1)	68.1	67.9	67.9	67.9
______________

(1)
During the three months ended December 31, 2016 and 2015, the year ended December 31, 2016 and the period May 26, 2015 through December 31, 2015, potentially dilutive securities include restricted stock awards and the shares of Class B common stock that are convertible on a one-for-one basis into shares of our Class A common stock. However, the approximately 84.8 million Class B common shares have been excluded in computing diluted net earnings per share because including them on an "if-converted" basis would have an anti-dilutive effect. The shares of Class B common stock do not share in the earnings or losses of Black Knight and are, therefore, not participating securities. Accordingly, basic and diluted net earnings per share of Class B common stock have not been presented. The denominator includes the dilutive effect of approximately 2.0 million and 3.5 million shares of unvested restricted shares of Class A common stock for the three months ended December 31, 2016 and 2015, respectively, and approximately 2.0 million and 3.5 million for the year ended December 31, 2016 and the period from May 26, 2015 through December 31, 2015, respectively.

SCHEDULE III
BLACK KNIGHT FINANCIAL SERVICES, INC.
Consolidated Statements of Cash Flows
(In millions)

	Year ended December 31,
	2016	2015
	(Unaudited)
Cash flows from operating activities:
Net earnings	$133.0	$82.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	208.3	194.3
Amortization of debt issuance costs, bond premium and original issue discount	2.7	0.8
Loss on extinguishment of debt, net	—	4.8
Deferred income taxes, net	3.2	11.8
Equity-based compensation	12.4	11.4
Changes in assets and liabilities:
Trade and other receivables, including receivables from related parties	(6.4)	(20.9)
Prepaid expenses and other assets	(11.2)	(6.4)
Deferred contract costs	(51.9)	(54.9)
Deferred revenues	26.2	32.6
Trade accounts payable and other accrued liabilities	9.4	(7.7)
Net cash provided by operating activities	325.7	248.2
Cash flows from investing activities:
Additions to property and equipment	(38.1)	(45.6)
Additions to computer software	(41.9)	(50.1)
Business acquisitions, net of cash acquired	(150.2)	—
Investment in property records database	—	(6.8)
Net cash used in investing activities	(230.2)	(102.5)
Cash flows from financing activities:
Borrowings, net of original issue discount	55.0	1,299.0
Debt service payments	(149.0)	(1,745.9)
Distributions to members	(48.6)	(17.4)
Capital lease payments	(5.0)	—
Proceeds from issuance of Class A common stock, before offering expenses	—	479.3
Costs directly associated with issuance of Class A common stock	—	(4.2)
Debt issuance costs	—	(20.6)
Senior notes call premium	—	(11.8)
Net cash used in financing activities	(147.6)	(21.6)
Net (decrease) increase in cash and cash equivalents	(52.1)	124.1
Cash and cash equivalents, beginning of period	186.0	61.9
Cash and cash equivalents, end of period	$133.9	$186.0
Supplemental cash flow information:
Interest paid	$(60.2)	$(89.2)
Income taxes (paid) refunded, net	$(21.9)	$0.2

SCHEDULE IV
BLACK KNIGHT FINANCIAL SERVICES, INC.
Segment Information
(In millions)

	Three months ended December 31, 2016
	Technology	Data and Analytics	Corporate and Other		Total
	(Unaudited)
Revenues	$219.2	$43.8	$(1.5)	(1)	$261.5
Expenses:
Operating expenses	94.8	39.3	15.1		149.2
Transition and integration costs	—	—	0.1		0.1
EBITDA	124.4	4.5	(16.7)		112.2
Depreciation and amortization	26.0	2.3	25.8	(2)	54.1
Operating income (loss)	98.4	2.2	(42.5)		58.1
Interest expense					(17.0)
Other expense, net					(0.2)
Earnings before income taxes					40.9
Income tax expense					6.6
Net earnings					$34.3
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

	Three months ended December 31, 2015
	Technology	Data and Analytics	Corporate and Other		Total
	(Unaudited)
Revenues	$197.6	$42.3	$(2.1)	(1)	$237.8
Expenses:
Operating expenses	87.4	35.1	10.8		133.3
Transition and integration costs	—	—	0.6		0.6
EBITDA	110.2	7.2	(13.5)		103.9
Depreciation and amortization	24.3	1.9	24.7	(2)	50.9
Operating income (loss)	85.9	5.3	(38.2)		53.0
Interest expense					(16.5)
Other expense, net					—
Earnings before income taxes					36.5
Income tax expense					6.4
Net earnings					$30.1
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

SCHEDULE IV (CONTINUED)
BLACK KNIGHT FINANCIAL SERVICES, INC.
Segment Information
(In millions)

	Year ended December 31, 2016
	Technology	Data and Analytics	Corporate and Other		Total
	(Unaudited)
Revenues	$855.8	$177.5	$(7.3)	(1)	$1,026.0
Expenses:
Operating expenses	368.0	151.0	63.6		582.6
Transition and integration costs	—	—	2.3		2.3
EBITDA	487.8	26.5	(73.2)		441.1
Depreciation and amortization	106.2	8.8	93.3	(2)	208.3
Operating income (loss)	381.6	17.7	(166.5)		232.8
Interest expense					(67.6)
Other expense, net					(6.4)
Earnings before income taxes					158.8
Income tax expense					25.8
Net earnings					$133.0
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

	Year ended December 31, 2015
	Technology	Data and Analytics	Corporate and Other		Total
	(Unaudited)
Revenues	$765.8	$174.3	$(9.4)	(1)	$930.7
Expenses:
Operating expenses	341.4	145.5	51.3		538.2
Transition and integration costs	—	—	8.0		8.0
EBITDA	424.4	28.8	(68.7)		384.5
Depreciation and amortization	93.3	7.2	93.8	(2)	194.3
Operating income (loss)	331.1	21.6	(162.5)		190.2
Interest expense					(89.8)
Other expense, net					(4.6)
Earnings before income taxes					95.8
Income tax expense					13.4
Net earnings					$82.4
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

SCHEDULE V
BLACK KNIGHT FINANCIAL SERVICES, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In millions)

Reconciliation of Revenues to Adjusted Revenues

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	(Unaudited)
Revenues	$261.5	$237.8	$1,026.0	$930.7
Deferred revenue adjustment	1.5	2.2	7.3	9.6
Adjusted Revenues	$263.0	$240.0	$1,033.3	$940.3

Reconciliation of Net Earnings to Adjusted EBITDA

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	(Unaudited)
Net earnings	$34.3	$30.1	$133.0	$82.4
Depreciation and amortization	54.1	50.9	208.3	194.3
Interest expense	17.0	16.5	67.6	89.8
Income tax expense	6.6	6.4	25.8	13.4
Other expense, net	0.2	—	6.4	4.6
EBITDA	112.2	103.9	441.1	384.5
Deferred revenue adjustment	1.5	2.2	7.3	9.6
Equity-based compensation	2.9	1.0	12.4	11.4
Transition and integration costs	0.1	—	2.3	3.6
IPO costs	—	0.6	—	4.4
Adjusted EBITDA	$116.7	$107.7	$463.1	$413.5
Adjusted EBITDA Margin	44.4%	44.9%	44.8%	44.0%

SCHEDULE VI
BLACK KNIGHT FINANCIAL SERVICES, INC.
Reconciliation of Net Earnings to Adjusted Net Earnings /
Pro Forma Adjusted Net Earnings
(In millions, except per share data)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	(Unaudited)
Net earnings	$34.3	$30.1	$133.0	$82.4
Depreciation and amortization adjustment (1)	25.1	23.8	90.1	90.3
Deferred revenue adjustment (2)	1.5	2.2	7.3	9.6
Equity-based compensation (3)	2.9	1.0	12.4	11.4
Other expense, net adjustment (4)	0.2	—	6.4	4.8
Transition and integration costs (5)	0.1	—	2.3	3.6
Interest expense adjustment (6)	—	—	—	23.3
IPO costs (7)	—	0.6	—	4.4
Income tax expense adjustment (8)	(18.9)	(17.3)	(76.1)	(78.4)
Adjusted Net Earnings / Pro Forma Adjusted Net Earnings (9)	$45.2	$40.4	$175.4	$151.4

Adjusted Net Earnings Per Share	$0.30	$0.26	$1.15	N/A
Weighted Average Adjusted Shares Outstanding	153.0	152.7	152.7	N/A
________________________
Non-GAAP and Pro Forma adjustments:

(1)	Represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting.

(2)
Represents adjustments to include the revenues that were not recorded by Black Knight during the period presented due to deferred revenue purchase accounting adjustments, all of which are included in Corporate and Other.

(3)	Represents adjustments to exclude equity-based compensation.

(4)	Represents adjustments to exclude Other expenses, net.

(5)
In 2016, represents incremental costs associated with acquisitions and professional services related to the planned distribution of FNF's ownership interest. In 2015, represents member management fees paid through the date of the initial public offering.

(6)
Represents pro forma adjustments to reflect the effect of the debt refinancing for periods prior to third quarter 2015, presenting interest expense as if the amount of debt outstanding and interest rates were consistent with the terms in effect on the date of refinancing.

(7)	Represents costs related to the initial public offering of Black Knight.

(8)
Represents adjustments to reflect a full year estimated effective tax rate of 36.8% and 37.7% for 2016 and 2015, respectively, assuming the conversion of all the shares of Class B common stock into shares of Class A common stock, assuming that Black Knight was a taxable entity as of the beginning of the earliest period presented and assuming the effect of the non-GAAP and/or pro forma adjustments.

(9)	Periods prior to third quarter 2015 are presented on a pro forma basis.

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